Exhibit 10.1

ADVISORY AGREEMENT

BY AND BETWEEN

CORNERSTONE GROWTH AND INCOME REIT, INC.

(“COMPANY”)

AND

CORNERSTONE LEVERAGED REALTY ADVISORS, LLC

(“ADVISOR”)

TABLE OF CONTENTS

		Page

1.	Definitions	1

2.	Appointment	9

3.	Authority of the Advisor	9

4.	Duties of the Advisor	9

5.	Bank Accounts	16

6.	Records; Financial Statements	16

7.	Limitations on Activities	16

8.	Fees	17

9.	Expenses	21

10.	Other Activities of the Advisor	23

11.	Time Commitment	24

12.	Relationship of Advisor and Company	25

13.	Non-Solicitation	24

14.	Representations and Warranties	25

15.	Board Nominees	26

16.	Term; Termination of Agreement	26

17.	Termination	27

18.	Payments to and Duties of Advisor upon Termination	27

19.	Assignment to an Affiliate	28

20.	Indemnification by the Company	28

21.	Advisor’s Liability	28

22.	Notices	28

23.	Modification	29

24.	Severability	29

25.	Construction	29

26.	Entire Agreement	29
27.	Indulgences, Not Waivers	29

28.	Gender	29

29.	Titles Not to Affect Interpretation	29

30.	Execution in Counterparts	30

i

31.	Initial Investment	30

32.	Name	30

ii

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of               , 2007 (the “Agreement”), is entered into between CORNERSTONE GROWTH AND INCOME REIT, INC., a Maryland corporation (the “Company”), and CORNERSTONE LEVERAGED REALTY ADVISORS, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of the Company all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.  As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” means all expenses, excluding the fee payable to the Advisor pursuant to Section 8(a), incurred by the Company, the Advisor, or any Affiliate of either in connection with the Company’s sourcing, selection, evaluation and acquisition of, and or development of any property or other potential investment in, Properties, Loans, or other Permitted Investments whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals and surveys, nonrefundable option payments on Property, Loans, or other Permitted Investments not acquired, accounting fees and expenses, computer use-related expenses, architectural and engineering reports, environmental reports, title insurance and escrow fees.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8(a), plus any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with the making or investing in any Property, Loans, or other Permitted Investments or the purchase, development or construction of a Property by the Company.  Included in the computation of such fees shall be any real estate commissions, acquisition fees, finder’s fees, selection fees, Development Fees and Construction Fees (except as provided in the following sentence), nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature, however designated.  Excluded shall be any commissions or fees incurred in connection with the leasing of any Property, and Development Fees or Construction Fees paid to any Person or entity not Affiliated with the Advisor in connection with the actual development and construction of any Property.

“Advisor” means (i) CORNERSTONE LEVERAGED REALTY ADVISORS, LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated” means, as to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person, directly or indirectly owning, controlling, or holding with the power to vote ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.  An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns ten percent (10%) or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.

“Appraised Value” means value according to an appraisal made by an Independent Appraiser.

“Assets” means any and all GAAP assets including but not limited to Property, Loans, and other Permitted Investments (including interests in Joint Ventures), tangible or intangible, owned or held by, or for the account of, the Company or the Operating Partnership, whether directly or indirectly through another entity or entities, but excluding Property or Loans held through Joint Ventures.

“Asset Management Fee” has the meaning set forth in Section 8(b).

“Average Invested Assets” means, for a specified period, the average of the aggregate GAAP basis book carrying values of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period (or if such specified period is a single month, then the average of such values during such month).

“Board of Directors” or “Board” means the individuals holding such office, as of any particular time, under the Charter of the Company, whether they be the Directors named therein or additional or successor Directors.

“Bylaws” means the bylaws of the Company, as the same may be amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales” means the net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its Assets after deduction of all expenses incurred in connection therewith.  In the case of a transaction described in clause (i)(C) of the definition of

Sale, Cash From Sales means the proceeds of any such transaction actually distributed to the Company from the Joint Venture.  Cash from Sales shall not include Cash from Financings.

“Cash from Sales and Financings” means Cash from Sales plus Cash from Financings.

“Charter” means the charter of the Company, including the Articles of Incorporation and all Articles of Amendment, Articles Supplementary and other modifications thereto as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means shares of the Company’s common stock, $.001 par value per share, the terms and conditions of which are set forth in the Charter.

“Common Stockholders” means the registered holders of the Company’s Common Stock.

“Company” means Cornerstone Growth and Income REIT, Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct, supervise or coordinate leasehold or other improvements or projects, or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property.

“Dealer Manager” means Pacific Cornerstone Capital, Inc., an Affiliate of the Advisor and a member of the National Association of Securities Dealers, Inc., or such other Person or entity selected by the Board of Directors to act as the dealer manager for the offering of Stock.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and financing for such Property, either initially or at a later date.

“Director” means an individual who is a member of the Board of Directors.

“Disposition Fee” means the disposition fee as defined in Section 8(d) of this Agreement.

“Distributions” means any distributions of money or other property by the Company to the holders of Common Stock, including distributions that may constitute a return of capital for federal income tax purposes.

“Excess Expense Guidelines” is defined in Section 9(c)(iii)hereof.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Stock sold for the account of the Company through an Offering, including Stock sold pursuant to the Reinvestment Plan, without deduction for Organization and Offering Expenses.

“Independent Appraiser” means a Person with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board.  Membership in a nationally recognized appraisal society such as the Appraisal Institute shall be conclusive evidence of such qualification.

“Independent Director” has the meaning ascribed to such term in the Charter.

“Independent Directors Committee” has the meaning ascribed to such term in the Charter.

“Invested Capital” means the amount calculated by multiplying the total number of shares of Common Stock issued by the Company by the price paid for each such share of Common Stock, reduced by an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.

“Joint Venture” or “Joint Ventures” means any joint venture, general partnership or limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Leasing Agent” means an entity that has been retained to perform and carry out leasing activities for one or more of the Properties.

“Listed” and “Listing” have the meaning ascribed to such terms in the Charter.

“Listing Date” means the date that the Common Stock is first Listed.

“Loans” means mortgage loans and other types of debt financing purchased by the Company .

“Market Value” means the aggregate market value of all of the outstanding shares of Common Stock, measured by taking the average closing price or average of bid and asked price,

as the case may be, during the consecutive 30-day period commencing 180 days following Listing.

“NASAA” means the North American Securities Administrators Association, Inc.

“NASAA Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, NASAA Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of the Company’s Assets.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association in effect on the date hereof.

“Offering” means an offering of Stock that is registered with the U.S. Securities and Exchange Commission, excluding Stock offered under any employee benefit plan.

“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of Stock, (iv) taxes, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on the Sale of Assets, and other expenses connected with the acquisition, disposition, and ownership of Assets (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property), and (vii) incentive fees paid in compliance with the NASAA REIT Guidelines.

“Operating Expenses” means all direct and indirect costs and expenses incurred by the Company, as determined under GAAP, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of Stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on the Sale of Assets, and other expenses connected with the acquisition disposition and ownership of Assets (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property) and (vii) any incentive fees which may be paid in compliance with the NASAA REIT Guidelines.

“Operating Partnership” means Cornerstone Growth and Income Operating Partnership, L.P. which is the partnership through which the Company may own Properties, Loans, and other Permitted Investments.

“Operating Partnership Agreement” means the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and operation of Properties, Loans, interests in properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, Permitted Investments, and short-term investments.

“OP Unit” means a unit of limited partnership interest in the Operating Partnership.

“Organization and Offering Expenses” means any and all costs and expenses incurred by or on behalf of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Stock to the public, whether incurred before or after the date of this Agreement, which may include but are not limited to total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), legal, accounting and escrow fees; any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving, and mailing; salaries of employees while engaged in sales activities; charges of transfer agents, registrars, trustees, escrow holders, depositories, and experts; and fees, expenses and taxes related to the filing, registration and qualification of the sale of Stock under Federal and State laws, including accountants’ and attorneys’ fees and other accountable offering expenses.

“Permitted Investments” means all investments that the Company may acquire pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board of Directors of the Company from time to time, other than short-term investments acquired for purposes of cash management.

“Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means the real properties or real estate investments which are transferred or conveyed to the Company either directly or through the Operating Partnership, Joint Ventures, partnerships or other entities.

“Property Manager” means any entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Prospectus” means any document, notice, or other communication satisfying the standards set forth in Section 10 of the Securities Act and contained in a currently effective registration statement filed by the Company with, and declared effective by, the Securities and Exchange Commission, or if no registration statement is currently effective, then the Prospectus contained in the most recently filed amendment to a registration statement.

“Registration Statement” means the registration statement filed by the Company with the Securities and Exchange Commission on Form S-11 (Reg. No. 333-139704), as amended from time to time, in connection with the initial public offering of the Company’s Stock.

“Reinvestment Plan” means any plan adopted by the Company allowing Stockholders to reinvest Distributions in shares of Common Stock.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“REIT Shares Amount” has the meaning set forth in the Operating Partnership Agreement.

“Sale” or “Sales” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership sells, grants, transfers, conveys or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer (including by lease) of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company or the Operating Partnership is a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards; but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

“Securities” means any class or series of units or shares of the Company, including common shares or preferred units or shares and any other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “Securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means shares of capital stock of the Company of any class or series.

“Stockholders” means the registered holders of the Company’s Stock.

“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year).  For purposes of calculating the Stockholders’ 6% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.

“Stockholders’ 8% Return” means, as of any date, an aggregate amount equal to a 8% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year).  For purposes of calculating the Stockholders’ 8% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 8% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 8%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 8%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.

“Stockholders’ 10% Return” means, as of any date, an aggregate amount equal to a 10% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year).  For purposes of calculating the Stockholders’ 10% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 10% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 10%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 10%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year, and (3) consistent with the second clause of the definition of Invested Capital, an amount equal to the total number of shares of Common Stock repurchased from Common Stockholders by the Company (pursuant to the Company’s plan for the repurchase of shares of Common Stock) multiplied by the price initially paid for each such redeemed share of Common Stock when initially purchased from the Company.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Common Stock is Listed, as calculated in Section 8(f).

“Subordinated Performance Fee Due Upon Termination” has the meaning set forth in Section 8(g).

 “Subordinated Share of Cash Flows” has the meaning set forth in Section 8(e).

“Termination Date” means the date of termination of this Agreement.

2. Appointment.  The Company, through the powers vested in the Board of Directors, hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Authority of the Advisor.

(a) General.  All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor.  The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may from time to time deem appropriate.  Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

(b) Powers of the Advisor.  Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

(c) Approval by the Board of Directors.  Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof if the Charter or Maryland General Corporation law requires the prior approval of the Board of Directors or the Independent Directors Committee.  The Advisor will deliver to the Board of Directors all documents required by it to properly evaluate a proposed investment (and any related financing).

(d) Modification or Revocation of Authority of Advisor.  The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Sections 3 and 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

4. Duties of the Advisor.  The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets.  The Advisor undertakes to use its commercially reasonable efforts to perform its obligations as set forth in this Agreement, subject to the limitations set forth in this Agreement, including Sections 3 and 7, and the continuing and exclusive authority of the Board of Directors over the management of the Company.  The Advisor shall make available the full benefit of the knowledge, judgment, experience and advice of the members of the Advisor’s organization and staff with respect to the duties it will perform under this Agreement.  The Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

(a) Organization and Offering Services.  The Advisor shall manage and supervise:

(i) development of the product offering, including the determination of the specific terms of the Securities to be offered by the Company and whether the Securities shall be sold as part of a registered public offering or a private placement;

(ii) the organization of the Company, preparation of all offering and related documents, and obtaining of all required regulatory approvals of such documents;

(iii) along with the Dealer Manager, approval of the participating broker dealers and negotiation of the related selling agreements;

(iv) coordination of the due diligence process relating to participating broker dealers and their review of the Prospectus and other Offering and Company documents;

(v) preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others in the offering of the Company’s Securities;

(vi) along with the Dealer Manager, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vii) creation and implementation of various technology and electronic communications related to the offering of the Company’s Securities; and

(viii) all other services related to organization of the Company or the Offering, whether performed and incurred by the Advisor or its Affiliates;

provided, however, that, notwithstanding anything to the contrary above, the Advisor shall not perform any services (i) delegated exclusively to the Dealer Manager in the dealer manager agreement, (ii) that the Company elects to perform directly, or (iii) that would require the Advisor to register as a broker dealer with the Securities and Exchange Commission or any other jurisdiction.

(b) Property Acquisition, Disposition, and Financing Services.  The Advisor shall:

(i) present to the Company potential investment opportunities to provide a continuing and suitable investment program consistent with (a) the investment objectives and policies of the Company as determined and adopted by the Board, as amended from time to time, and (b) the investment allocation method described at Section 10(b) of this Agreement;

(ii) subject to the provisions of Section 3(c) and 4 hereof, (A) locate, analyze and select potential investments in Assets, (B) structure and negotiate the terms and conditions of transactions pursuant to which investment in Assets will be made; (C) perform due diligence on prospective investments and summarize the results of such work, (D) make investments in Assets on behalf of the Company or the Operating Partnership in compliance with the investment objectives and policies of the Company; (E) if necessary, arrange for financing and refinancing and make other changes in the asset or capital structure of Assets; and (F) dispose of, reinvest or distribute the proceeds from the sale of, or otherwise deal with the investments in, Assets;

(iii) as necessary, furnish the Board of Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with borrowings proposed to be undertaken by the Company, if any;

(iv) provide the Board of Directors with periodic reports regarding prospective investments which include recommendations and supporting documentation required by them to properly evaluate the proposed investment;

(v) obtain the prior approval of the Independent Directors Committee (provided that such approval also constitutes a majority of the Board) or of the Board for any and all investments in Properties, Loans, or other Permitted Investments (as well as any financing acquired by the Company or the Operating Partnership in connection with such investment);

(vi) obtain reports (which may be prepared by unrelated third parties, the Advisor, or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company in Assets;

(vii) as reasonably necessary, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of investments, disbursing, and collecting the funds, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests securing investments;

(viii) assist in negotiations on behalf of the Company with investment banking firms and other institutions or investors for public or private sales of Securities of the Company or for other financing on behalf of the Company, but in no event in such a way that the Advisor shall be acting as a broker, dealer, underwriter or investment advisor in Securities of or for the Company;

(ix) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company or Operating Partnership or any Joint Venture if necessary, and negotiate on behalf of such entity with investment banking firms and broker-dealers or negotiate private sales of Securities or obtain loans for the Company or Operating Partnership or any Joint Venture if necessary, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or Operating Partnership or any Joint Venture;

(x) upon request of the Board of Directors, invest and reinvest any money of the Company;

(xi) from time to time, or at any time reasonably requested by the Board, make reports to the Board of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;

(xii) promptly advise the Board of any material deviations from the investment allocation guidelines described in the Registration Statement and Section 10(b) of this Agreement;

(c) Asset Management and Operational Services.

(i) Real Estate Services.  The Advisor shall:

(1) manage, administer, promote, operate, maintain, improve, finance and refinance, market, lease, and dispose of the Properties, Loans, and other Permitted Investments on an overall portfolio basis in a diligent manner.  The services of the Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios.

(2) obtain and supervise the services of Property Managers and Leasing Agents, which may include the Advisor or its Affiliates, to manage, promote, and lease the Properties

(3) enter into leases and service contracts for Assets, including oversight of Affiliated companies that perform property management services for the Company, if any;

(4) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Company;

(5) to the extent necessary, perform all other operational functions for the maintenance and administration of Assets;

(6) consult with the officers and the Board of Directors of the Company and assist the Board of Directors in the formulation and implementation of the Company’s financial policies,

(7) notify the Board of all proposed material transactions before they are completed;

(8) serve as the Company’s investment and financial advisor and provide the Board with relevant market research and economic and statistical data in connection with the Company’s Assets and investment objectives and policies;

(9) obtain reports (which may be prepared by unrelated third parties, the Advisor, or its Affiliates), where appropriate, concerning the value of Assets of the Company;

(10) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Assets on an overall portfolio basis;

(11) monitor applicable markets and obtain reports (which may be prepared by unrelated third parties, the Advisor or Affiliates) where appropriate, concerning the values of existing or prospective investments of the Company and monitor and evaluate the performance of the Company’s Assets;

(12) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Managers and Leasing Agents of its duties;

(13) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(14) deliver to the Board or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties, Loans, or other Permitted Investments (whether in connection with Asset management services or acquisition services);

(15) obtain and maintain, with respect to any Property and to the extent available, title insurance or other assurance of title and customary fire, casualty and public liability insurance;

(16) consult with the officers and Directors and assist the Directors in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(17) perform and supervise the various management and operational functions related to the Company’s investments in Assets;

(18) coordinate and manage relationships between the Company and any joint venture partners;

(19) undertake and perform all services or other activities necessary and proper to carry out the investment objectives of the Company;

(ii) Financial and Administrative Services.  The Advisor shall:

(1) manage, and perform and supervise the various administrative functions reasonably necessary for the management of the day-to-day operations of the Company;

(2) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and leasing agent and aggregate these property budgets into the Company’s overall budget and financial reports;

(3) review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(4) to the extent not set forth herein, provide for or arrange for any administrative services and items, legal and other services, office space, furnishings, equipment, personnel, and other overhead items necessary and incidental to the Company’s business and operations;

(5) provide the Company with all necessary cash management services, including maintaining debt service obligations;

(6) perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act;

(7) from time to time, or at any time reasonably requested by the Board, provide information or make reports to the Board related to its performance of services to the Company under this Agreement;

(8) coordinate with the Company’s independent accountants and auditors the preparation and delivery to the Board of Directors of a report not less than annually concerning the Advisor’s compliance with certain material aspects of this Agreement and as otherwise requested by the Board of Directors;

(9) provide the officers and Directors with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

(10) consult with the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto;

(11) provide or arrange for tax and compliance services and coordinate with third parties on related tax matters, in particular the Company’s compliance with the REIT provisions of the Code;

(12) supervise the preparation on behalf of the Company of all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies;

(13) maintain and preserve the books and records of the Company and maintaining the accounting and other record-keeping functions at the Property and Company levels;

(14) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, construction companies, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(15) do all things necessary to assure its ability to render the services described in this Agreement; and

(d) Stockholder Services.  The Advisor shall:

(i) undertake communications with Stockholders in accordance with applicable law and the Charter, provided, however, that Affiliates of the Advisor have no obligations to the Company other than as expressly stated herein;

(ii) manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

(iii) establish technology infrastructure to assist in providing shareholder support and service;

(iv) appoint and supervise the Company’s transfer agent in the maintenance of a stock ledger reflecting a record of the Stockholders and their ownership of Stock;

(v) manage and coordinate with the transfer agent the periodic dividend process and the payments to Stockholders; and

(e) Other.  The Advisor shall perform all other services reasonably requested by the Company within the overall scope of this Agreement.

The Advisor has a fiduciary responsibility to the Company and to the Stockholders in carrying out its duties under this Agreement.  In providing advice and services hereunder, the Advisor shall not (i) engage in any activity which would require it to be registered as an “Investment Advisor,” as that term is defined in the Investment Advisors Act of 1940 or in any state securities law or (ii) cause the Company to make such investments as would cause the Company to become an “Investment Company,” as that term is defined in the Investment Company Act of 1940.

5. Bank Accounts.  The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. Records; Financial Statements.  The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded.  Such books and records shall be the property of the Company and shall be available for inspection by the Board or its counsel, auditors, or other authorized agents at any time during normal business hours.  Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement.  The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity.  All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP.  The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with such reports and other information as the Company shall request.

7. Limitations on Activities.  Notwithstanding any provision in this Agreement to the contrary, the Advisor shall refrain from taking any action that, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or to continue to qualify as a REIT under the Code, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Stock or its other

Securities, (d) violate the Charter or Bylaws, or (e) require the Advisor to register as a broker-dealer with the Securities and Exchange Commission or any other jurisdiction.  If any action would violate subsections (a) through (e) of this section but such action has been ordered by the Board, the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

8. Fees.

(a) Advisor Acquisition Fees.  As compensation for the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay Acquisition Fees to the Advisor for each such investment.  With respect to the acquisition of a Property to be wholly owned by the Company, the Acquisition Fee payable to the Advisor shall equal 2.0% of the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of such Property, inclusive of the Acquisition Expenses associated with such Property, and the amount of any debt attributable to such Property.  With respect to the acquisition of real property through any Joint Venture or partnership in which the Company is  a co-venturer or partner, the Acquisition Fee payable to the Advisor shall equal 2.0% of the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of the property, inclusive of the Acquisition Expenses associated with such property, plus the amount of any outstanding debt associated with such property that is attributable to the Company’s investment in the Joint Venture or partnership.  With respect to Loans and other Permitted Investments, the Acquisition Fee payable to the Advisor shall equal 2.0% of the cost of such investment, inclusive of Acquisition Expenses associated with such investment.  Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations contained in the Company’s Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid in an amount equal to 2.0% of Gross Proceeds, other than Gross Proceeds from Stock purchased under the Reinvestment Plan, payable by the Company upon the Company’s receipt of such Gross Proceeds with the balance to be paid at the time the Company acquires a Property, investment in Joint Venture, Loan or Permitted Investment; provided that upon termination of this Agreement, the Advisor will be obligated to reimburse the Company for any Advisor Acquisition Fee that has not been allocated to the purchase price of Company Properties, Loans, and other Permitted Investments.

(b) Asset Management Fee.  Subject to the overall limitations contained below in Section 9(c), commencing on the date hereof, the Company shall pay the Advisor for the asset management services included in the services described in Section 4 a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the Average Invested Assets for such month, calculated on a monthly basis as of the last day of each month.

(c) Property Management and Leasing Fees.  If the Company retains the Advisor or its Affiliates to manage or lease any of its Properties, the Company will pay the Advisor or its Affiliates a market-based fee in accordance with a separately negotiated Property

Management, Leasing and Development Agreement to be approved by a majority of the Independent Directors Committee, which such agreement may provide for fees similar to what other management or leasing companies generally charge for the management or leasing of similar properties, and which may include reimbursement for the costs and expenses the Advisor or its Affiliates incurs in managing or leasing the Properties.

(d) Disposition Fees.  If the Advisor or an Affiliate provides a substantial amount of the services (as determined by a majority of the Directors, including a majority of the Independent Directors Committee) in connection with the Sale of one or more Properties, the Advisor or such Affiliate shall receive at closing a Disposition Fee equal to 3.0% of the sales price of such Property or Properties, which fee may be waived, in whole or in part, by the Advisor.  Any Disposition Fee payable under this section may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Property shall not exceed an amount equal to the lesser of (i) 6.0% of the aggregate Contract Sales Price of each Property or (ii) the Competitive Real Estate Commission for each Property.  The Company will pay the Disposition Fees for a Property at the time the Property is sold.

(e) Subordinated Share of Cash Flows.  The Subordinated Share of Cash Flows shall be payable to the Advisor in an amount equal to the sum of:

(i) 5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (1) the Stockholders’ 6% Return and (2) Invested Capital; plus

(ii) 5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (1) the Stockholders’ 8% Return and (2) Invested Capital; plus

(iii) 5% of Operating Cash Flow and Cash from Sales and Financings remaining after the Common Stockholders have received Distributions of Operating Cash Flow and of Cash from Sales and Financings such that the owners of all outstanding shares of Common Stock have received Distributions in an aggregate amount equal to the sum of (1) the Stockholders’ 10% Return and (2) Invested Capital.

When determining whether the above thresholds have been met:

(A)                              Any stock dividend shall not be included as a Distribution;

(B)                                Distributions paid on shares of Common Stock redeemed by the Company (and thus not included in the determination of Invested Capital), shall not be included as a Distribution; and

(C)                                Operating Cash Flow and Cash from Sales and Financings shall not be considered available for purposes of determining whether the thresholds in subparagraphs (ii) and (iii) have been met to the extent of payments out of Operating Cash Flow and Cash from Sales and Financings are used to pay the Subordinated Share of Cash Flows pursuant to subparagraphs (i) and (ii), respectively.

Following Listing, no Subordinated Share of Cash Flows will be paid to the Advisor.

(f) Subordinated Incentive Listing Fee.  Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to the sum of:

(i) 5% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on shares of Common Stock redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Common Stockholders in order to pay the Stockholders’ 6% Return from inception through the date Market Value is determined; plus

(ii) 5% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on shares of Common Stock redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Common Stockholders in order to pay the Stockholders’ 8% Return from inception through the date Market Value is determined; plus

(iii) 5% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on shares of Common Stock redeemed by the Company) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Common Stockholders in order to pay the Stockholders’ 10% Return from inception through the date Market Value is determined.

The Company shall have the option to pay such fee in the form of cash, shares of Common Stock, a promissory note bearing interest at a rate of LIBOR plus 200 basis points or any combination of the foregoing. The Subordinated Incentive Listing Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Cash Flows.  In the event the Subordinated Incentive Listing Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

(g) Subordinated Performance Fee Due Upon Termination.  If (1) the Company terminates this Agreement for any reason other than a material breach hereof by the Advisor, (2) the Agreement is not renewed because the Company is unwilling to renew this Agreement on substantially similar terms, or (3) the Advisor terminates the Agreement because of a material breach hereof by the Company, then, subject to the limitations in Section 18(a)(ii), the Company shall pay the Subordinated Performance Fee Due Upon Termination, payable in the form of an interest bearing promissory note (the “Performance Fee Note”), in a principal amount equal to the sum of:

(i) 5% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company plus total Distributions (excluding any stock dividend and Distributions paid on shares of Common Stock redeemed by the Company pursuant to a plan for repurchase of the Company’s Common Stock) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 6% Return from inception through the Termination Date; plus

(ii) 5% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company plus total Distributions (excluding any stock dividend and Distributions paid on shares of Common Stock redeemed by the Company pursuant to a plan for repurchase of the Company’s Common Stock) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 8% Return from inception through the Termination Date; plus

(iii) 5% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company plus total Distributions (excluding any stock dividend and Distributions paid on shares of Common Stock redeemed by the Company pursuant to a plan for repurchase of the Company’s Common Stock) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 10% Return from inception through the Termination Date; less

(iv) any prior payment to the Advisor of a Subordinated Share of Cash Flows.

Interest on the Performance Fee Note will accrue beginning on the Termination Date at a rate of LIBOR plus 200 basis points.  The Company shall repay the Performance Fee Note at such time as the Company completes the first Sale after the Termination Date using Cash from Sales.  If the Cash from Sales from the first Sale after the Termination Date is insufficient to pay the Performance Fee Note in full, including accrued interest, then the Performance Fee Note shall be paid in part from the Cash from Sales from the first Sale, and in part from the Cash From Sales from each successive Sale until the Performance Fee Note is repaid in full, with interest.  If the Performance Fee Note has not been paid in full within five years from the Termination Date, then the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the fee, including accrued but unpaid interest, into Common Stock at a price per share equal to the average closing price of the shares of Common Stock over the ten trading days immediately preceding the date of such election if the Common Stock is Listed at such time.  If the Common Stock is not Listed at such time, the holder of the Performance Fee Note, its successors or assigns, may elect to convert the balance of the fee, including accrued but unpaid interest, into shares of Common Stock at a price per share equal to the fair market value for such Shares as determined by the Board of Directors based upon the Appraised Value of Company’s Properties, Loans, and other Permitted Investments, net of any debt thereon, on the date of election.

(h) Changes to Fee Structure.  In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

9. Expenses.

(a) Reimbursable Expenses.  In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company (to the extent not reimbursable by another party, such as the Dealer Manager) in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent (i) Organization and Offering Expenses borne by the Company (excluding selling commissions and dealer manager fees) exceed 3.5% of the Gross Proceeds raised in a completed Offering (excluding Gross Proceeds from the sales of shares of Common Stock through a Reinvestment Plan) and (ii) Organization and Offering Expenses borne by the Company (including selling commissions and dealer manager fees) exceed 15% of the Gross Proceeds raised in a completed Offering;

(ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered by not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(iii) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor including brokerage and other fees paid in connection with the purchase, operation and sale of Assets;

(iv) interest and other costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or Properties and taxes as an expense of doing business and any taxes otherwise imposed on the Company, its business or income;

(vi) costs associated with insurance required in connection with the business of the Company or by its officers and the Board;

(vii) expenses of managing, improving, developing, operating and selling Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii) all out-of-pocket expenses in connection with payments to Directors and meetings of the Directors and Stockholders;

(ix) expenses associated with Listing or with the issuance and distribution of Securities other than the Stock issued in the Company’s initial public offering of its shares of Common Stock, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x) expenses connected with payments of distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi) expenses of organizing, converting, modifying, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws;

(xii) out-of-pocket expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii) administrative service expenses, including all direct and indirect costs and expenses incurred by Advisor in fulfilling its duties hereunder and including personnel and related employment costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives the Acquisition Fee or Disposition Fee.  Such direct and indirect costs and expenses may include reasonable wages and salaries and other employee-related expenses of all employees of Advisor who are engaged in the management, administration, operations, and marketing of the Company, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to their services provided hereunder;

(xiv) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Independent Directors Committee or any committee of the Board of Directors;

(xv) out-of-pocket costs for the Company to comply with all applicable laws, regulation and ordinances; and

(xvi) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

(b) Other Services.  Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 4, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and a majority of the Independent Directors Committee, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c) Timing of and Additional Limitations on Reimbursements.

(i) Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Section 9 shall be reimbursed no less frequently than monthly to the Advisor.  The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

(ii) Notwithstanding anything else in this Section 9 to the contrary, the expenses enumerated in this Section 9 shall not become reimbursable to the Advisor unless and until the Company has raised $1.0 million in the Company’s initial public offering of its shares of Common Stock.

(iii) The Company shall not reimburse the Advisor at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of NASAA Net Income (the “Excess Expense Guidelines”) for such year unless the Independent Directors Committee determines that such excess was justified, based on unusual and nonrecurring factors which they deem sufficient.  If the Independent Directors Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company.  If the Independent Directors Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the Excess Expense Guidelines, the Advisor, at the direction of the Independent Directors Committee, shall send to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors Committee considered in determining that such excess expenses were justified.  The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board of Directors.  All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

10. Other Activities of the Advisor.

(a) General.  Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any manager, director, officer, employee, or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.  The Advisor shall report promptly to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

(b) Policy with Respect to Allocation of Investment Opportunities.  The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.  In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest – Certain Conflict Resolution Procedures – Allocation of Investment Opportunities” in the Registration Statement shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor.

11. Time Commitment.  The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement.  The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12. Relationship of Advisor and Company.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

13. Non-Solicitation.

(a) By Company.  Until the third anniversary of the date of termination of this Agreement, the Company shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Advisor or any employee of an Affiliate of the Advisor; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any Internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Agreement and (ii) any hiring of any employee of the Advisor or any employee of an Affiliate of the Advisor will not be prohibited where such hiring is not the result of a solicitation by the Company.

(b) By Advisor.  Until the third anniversary of the date of termination of this Agreement, the Advisor shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Company or any subsidiary of the Company; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this

Agreement and (ii) any hiring of any employee of the Company or any subsidiary of the Company will not be prohibited where such hiring is not the result of a solicitation by the Advisor or an Affiliate of the Advisor.

(c) Reasonableness; Interpretation.  Each of the Company and the Advisor specifically acknowledges and agrees that the time and activity restrictions set forth in this Section 13 are reasonable and properly required for the protection of the Company and the Advisor, respectively.  However the Company and the Advisor further agree that if any provision of this Section 13 is found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable law or unenforceable for any reason whatsoever, then it is the intention of the parties hereto that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable law and permit enforcement.

(d) Injunctive Relief.  The Company and the Advisor agree that a monetary remedy for breach under this Section 13 shall be inadequate, and will be impracticable and extremely difficult to prove, and further agree (i) that a breach of Section 13(a) will cause the Advisor irreparable harm, and that, in addition to any other rights or remedies available to it, the Advisor is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby and (ii) that a breach of Section 13(b) will cause the Company irreparable harm, and that, in addition to any other rights or remedies available to it, the Company is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby.

14. Representations and Warranties.

(a) Of the Company.  To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:

(i) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Company’s execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors.  This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Charter or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

(b) Of the Advisor.  To induce the Company to enter into this Agreement, the Advisor represents and warrants that:

(i) The Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii) The Advisor’s execution, delivery and performance of this Agreement has been duly authorized.  This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms.  The Advisor’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor’s articles of organization or operating agreement, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.

(iii) The Advisor has received copies of the Charter, the Bylaws, the Registration Statement, and the Operating Partnership’s limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein.  The Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Charter, the Bylaws, the Registration Statement, or the Operating Partnership’s limited partnership agreement in the absence of the express direction of the Independent Directors Committee.

15. Board Nominees.  During the term of this Agreement, Advisor will recommend two nominees to fill the board seats not to be filled by Independent Directors.  The Company agrees that it will use its best efforts to cause such nominees to be nominated on stockholder ballots for the election of directors and will recommend to the Stockholders that they vote FOR the election of such nominees.

16. Term; Termination of Agreement.  Subject to Section 17 hereof, this Agreement shall continue in force until the first anniversary of the date hereof.  Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.  The Company, acting through the Board, including a majority of the Independent Directors Committee, will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

17. Termination.

(a) Termination by Either Party.  This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by the Independent Directors Committee in the case of the Company or its managing member in the case of the Advisor).

(b) Termination by the Advisor.  This Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Company or commencement of any bankruptcy or similar insolvency proceedings of the Company, or (ii) any material breach of this Agreement by the Company not cured by the Company within 30 days after written notice thereof.

The provisions of this sentence and Sections 1, 6, 7, 8(g), 9(c)(ii), 9(c)(iii), 12, 13, 17, 18, and 20 through 32 survive termination of this Agreement.

18. Payments to and Duties of Advisor upon Termination.  Payments to the Advisor pursuant to this Section 18 shall be subject to the Excess Expenses Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:

(i) all unpaid reimbursable expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement; and

(ii) the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

(b) In the event this Agreement expires without the consent of the Advisor, or is terminated for any reason other than by the Advisor pursuant to Section 17(a) or 17(b), the Company shall, at the election of the Advisor or any of its Affiliates and at any time (and from time to time) after the effective date of such expiration or termination, purchase all or a portion of the OP Units held by the Advisor and its Affiliates subject to Board approval and applicable law.  The purchase price shall be paid in cash or, at the election of the seller, Common Stock, and shall be payable within 120 days after the Advisor or its Affiliates (as applicable) gives the Company written notice of its desire to sell all or a portion of the OP Units held by such Person to the Company.  The Company agrees to keep a sufficient number of authorized but unissued shares of Common Stock available for issuance pursuant to this Section 18(b) and shall issue shares of Stock as may be required hereunder.  The purchase price of the OP Units sold to the Company pursuant to this Section 18(b) shall be (i) in the event the seller elects to receive cash, the Cash Amount the seller would receive under a redemption of such interests under Section 8.5(b) of the Operating Partnership Agreement assuming the Company paid cash for such redemption, or (ii) in the event the seller elects to receive Common Stock, the REIT Shares Amount the seller would receive under a redemption of such interests under Section 8.5(b) of the Operating Partnership Agreement assuming the Company paid Common Stock for such redemption.

(c) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv) cooperate with the Company to provide an orderly transition of advisory functions.

19. Assignment to an Affiliate..  This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Independent Directors Committee.  The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Directors.  This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

20. Indemnification by the Company.  The Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the Company’s Charter and the laws of the State of Maryland.  Any indemnification of the Advisor may be made only out of the net assets of the Company.

21. Advisor’s Liability.  To the maximum extent permitted by the Charter, the Advisor is hereby held harmless from any and all claims and rights (including, without limitation, rights of set-off and recoupment, demands, actions, obligations, and causes of action of any and every kind, nature and character, known and unknown) as may be asserted by the Company.

22. Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Cornerstone Growth and Income REIT, Inc. 1920 Main Street, Suite 400 Irvine, California 92614 Attention: Chief Executive Officer

To the Advisor:	Cornerstone Leveraged Realty Advisors, LLC 1920 Main Street, Suite 400 Irvine, California 92614 Attention: Managing Member

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.

23. Modification.  This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

24. Severability.  Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25. Construction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

26. Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

27. Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28. Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

29. Titles Not to Affect Interpretation.  The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

31. Initial Investment.  Terry G. Roussel, an Affiliate of the Advisor, has purchased 100 shares of Common Stock for $1,000.  The Advisor has purchased OP Units for $200,000.  The advisor is prohibited from exchanging the OP Units purchased by it on November 9, 2006 for $200,000 cash at any time prior to November 9, 2008.  The Advisor may not sell any of the OP Units (or the Common Stock received in exchange for the OP Units, if any) while the Advisor acts in such advisory capacity to the Company, provided, that such Common Stock may be transferred to Affiliates of the Advisor.  Affiliates of the Advisor may not sell any of the OP Units (or the Common Stock received in exchange for the OP Units, if any) while the Advisor acts in such advisory capacity to the Company, provided, that such OP Units (or the Common Stock received in exchange for the OP Units, if any) may be transferred to the Advisor or other Affiliates of the Advisor.  The restrictions included above shall not apply to any other Securities acquired by the Advisor or its Affiliates.  With respect to any Securities owned by the Advisor, the Directors, or any of their Affiliates, neither the Advisor, nor the Directors, nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, Directors or any of their Affiliates or any transaction between the Company and any of them.  In determining the requisite percentage in interest of Securities necessary to approve a matter on which the Advisor, Directors and any of their Affiliates may not vote or consent, any Securities owned by any of them shall not be included.

32. Name.  Cornerstone Ventures, Inc. has a proprietary interest in the name “Cornerstone.”  Cornerstone Ventures, Inc. is an Affiliate of the Advisor.  Cornerstone Ventures, Inc. hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Cornerstone” during the term of this Agreement.  Accordingly, and in recognition of this right, if at any time the Company ceases to retain an Affiliate of Cornerstone Ventures, Inc. to perform the services of Advisor, the Company and the Operating Partnership will, promptly after receipt of written request from Cornerstone Ventures, Inc., cease to conduct business under or use the name “Cornerstone” or any derivative thereof and the Company and the Operating Partnership shall change the name of the Company and the Operating Partnership to a name that does not contain the name “Cornerstone” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof.  At such time, the Company will also make any changes to any trademarks, service marks or other marks necessary to remove any references to the word “Cornerstone.”  Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Cornerstone” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company, the Board or the Operating Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

CORNERSTONE GROWTH AND INCOME REIT, INC.

By:
Terry G. Roussel, President

CORNERSTONE LEVERAGED REALTY ADVISORS, LLC

	By:	CIP Leveraged Fund Advisors, LLC, its managing member

By:
Terry G. Roussel, President

For purposes of Section 32 of this Agreement:

CORNERSTONE VENTURES, INC.

By:
Terry G. Roussel, President